Exhibit 99.1
Mr. Press is associated with Apollo Management, L.P. (“Management”) and its affiliated investment managers, including Verso Paper Investments LP (“VP Investments”), the general partner of Verso Paper Management LP (“VP Management”), which is the record owner of 38,046,647 outstanding shares of common stock of Verso Paper Corp (the “Issuer”). Verso Paper Investments Management LLC (“Investments Management LLC”) is the general partner of VP Investments. CMP Apollo LLC is the sole and managing member of Investments Management LLC, Apollo Management VI, L.P. (“Management VI”) is the sole and managing member of CMP Apollo LLC, AIF VI Management, LLC (“AIF VI LLC”) is the general partner of Management VI, Management is the sole member and manager of AIF VI LLC, and Apollo Management GP, LLC (“Apollo Management GP”) is the general partner of Apollo Management. This report does not include any securities of the Issuer that may be deemed beneficially owned by VP Management, VP Investments, Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Management, or Apollo Management GP, and Mr. Press disclaims beneficial ownership of all such securities. This report shall not be deemed an admission that Mr. Press is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.